Oz Management Reports First Quarter of 2018 Results
Dividend of $0.02 per Class A Share
NEW YORK, May 2, 2018 - Och-Ziff Capital Management Group LLC (NYSE: OZM) (the “Company” or “Oz Management”) announced its results for the first quarter of 2018 and a dividend today. To view the detailed earnings press release, please visit the Public Investors page of Oz Management’s website (www.ozm.com).
Robert Shafir, Chief Executive Officer, and Alesia Haas, Chief Financial Officer, will host a conference call on May 2, 2018, at 8:30 a.m. Eastern Time to discuss the Company’s results for the first quarter of 2018. The call can be accessed by dialing 1-833-224-0545 (in the U.S.) or 1-647-689-4061 (international), passcode 2798569. A simultaneous webcast of the call will be available on the Public Investors page of the Company’s website (www.ozm.com).

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About Oz Management
Oz Management is one of the largest institutional alternative asset managers in the world, with offices in New York, London, Hong Kong, Mumbai, Beijing, Shanghai and Houston. The Company provides asset management services to investors globally through its multi-strategy funds, dedicated credit funds, including opportunistic credit funds and Institutional Credit Strategies products, real estate funds and other alternative investment vehicles. Oz Management seeks to generate consistent, positive, absolute returns across market cycles, with low volatility compared to the broader markets, and with an emphasis on preservation of capital. The Company’s funds invest across multiple strategies and geographies, consistent with the investment objectives of each fund. The global investment strategies employed include convertible and derivative arbitrage, corporate credit, long/short equity special situations, merger arbitrage, private investments, real estate and structured credit. As of May 1, 2018, Oz Management had approximately $32.7 billion in assets under management. For more information, please visit the Company’s website (www.ozm.com).

Investor Relations Contact	Media Relations Contact
Adam Willkomm	Jonathan Gasthalter
Head of Business Development and Shareholder Services	Gasthalter & Co. LP
+1-212-719-7381	+1-212-257-4170
investorrelations@ozm.com	jg@gasthalter.com